Exhibit 99.2

MORGANS HOTEL GROUP ANNOUNCES $100 MILLION RIGHTS OFFERING

New York, April 1, 2013 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” or the “Company”), the New York-based hospitality management company, today announced a $100 million rights offering to its stockholders and other equity holders at a subscription price of $6.00 per share of common stock. The rights offering is being conducted in connection with the Company’s recently announced transaction with The Yucaipa Companies (“Yucaipa”), the culmination of a 15-month exploration process by a Special Committee of the Board to review strategic alternatives. Yucaipa has agreed to backstop the rights offering at no-fee by purchasing, on the same terms, any and all shares not subscribed for in the rights offering.

The proceeds of the rights offering will be used to retire the credit facility secured by Delano South Beach, which currently has $35 million of outstanding obligations, and the remaining $65 million will be used to fund expansion of the business and for general corporate purposes.

Under the terms of the rights offering, the Company will distribute at no charge to the holders of its common stock and other equity holders transferable rights to purchase up to an aggregate of 16,666,666 shares of its common stock. The Company will distribute to each such holder one transferable right for every share of common stock or membership unit, as applicable, owned on April 11, 2013, the record date for the rights offering. Each right will entitle the holder to purchase approximately 0.50 shares of common stock at the subscription price of $6.00 per share of common stock. The exact number of shares will be set forth in the prospectus for the rights offering. Holders of rights also will be entitled to subscribe for additional shares of common stock of up to 50% of their basic subscription amount, depending upon the number of rights that expire unexercised and subject to certain other limitations. Consummation of the rights offering is subject to the closing of the recently announced transaction with Yucaipa and other customary closing conditions.

In connection with the rights offering, Yucaipa has agreed, subject to certain terms and conditions, to purchase from the Company at the closing of the rights offering, at the subscription price, any and all shares not subscribed for in the offering. Yucaipa will not receive a fee for this backstop arrangement.

The Company will apply to list the rights on the NASDAQ Global Market.

The offering is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission and became effective on August 3, 2010. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. Additional information regarding the rights offering will be set forth in a prospectus supplement to be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events, including the Yucaipa transactions, rights offering and related transactions, and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the completion or failure to complete the Yucaipa transactions, rights offering and related transactions; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Contacts

Investors:	Richard Szymanski, Morgans Hotel Group Co., +1-212-277-4188

Media:	Lex Suvanto/Neil Maitland, Abernathy MacGregor
+1-212-371-5999, LEX@abmac.com/NAM@abmac.com